UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): October 7, 2016
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Commission	Name of Registrant, State of Incorporation, Address of Principal	IRS Employer
File Number	Executive Offices and Telephone Number	Identification Number

1-9894	Alliant Energy Corporation (a Wisconsin corporation) 4902 N. Biltmore Lane Madison, Wisconsin 53718 Telephone (608) 458-3311	39-1380265
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
[ ]    Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On October 7, 2016, Alliant Energy Finance, LLC (“AEF”), a wholly-owned subsidiary of Alliant Energy Corporation (“Alliant Energy”), entered into a two-year term loan credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and the several lenders party thereto. The maximum principal amount available under the Credit Agreement is $500 million, with a maturity in October 2018. Alliant Energy guaranteed payment and performance of AEF’s obligations under the Credit Agreement. Advances under the Credit Agreement were used to repay Alliant Energy’s $250 million term loan credit agreement, to reduce Alliant Energy’s outstanding commercial paper, to repay Franklin County Holdings LLC’s $60 million term loan credit agreement, and for general corporate purposes. Franklin County Holdings LLC is a wholly-owned subsidiary of AEF.
The Credit Agreement contains various covenants, including a requirement that Alliant Energy maintains a debt-to-capital ratio of not greater than 65% on a consolidated basis. The debt component of the debt-to-capital ratio includes, among others, long- and short-term debt (excluding non-recourse debt and hybrid securities to the extent the total carrying value of such hybrid securities does not exceed 15% of consolidated capital of Alliant Energy), capital lease obligations, certain letters of credit, guarantees of the foregoing and synthetic leases. Unfunded vested benefits under qualified pension plans and sales of accounts receivable are not included in the debt component of the debt-to-capital ratio. The equity component of the debt-to-capital ratio excludes accumulated other comprehensive income (loss).
The Credit Agreement contains a covenant that prohibits placing liens on any of the property of AEF, Alliant Energy or its subsidiaries with certain exceptions. Exceptions include among others, liens to secure obligations of up to 5% of the consolidated assets of Alliant Energy (valued at carrying value), liens imposed by government entities, materialmen’s and similar liens, judgment liens, liens to secure additional non-recourse debt not to exceed $100 million outstanding at any one time at each of Interstate Power and Light Company and Wisconsin Power and Light Company, and $100 million at Alliant Energy’s non-utility subsidiaries, and purchase money liens. The Credit Agreement also contains a covenant that requires, during its term, any proceeds from asset sales, with certain exclusions, in excess of 20% of Alliant Energy’s consolidated assets be used to reduce certain debt commitments. Exclusions include, among others, certain sale and lease-back transactions, sales of non-regulated assets, intercompany asset sales and sales of certain contracts and accounts receivables.
The Credit Agreement contains customary events of default, including a cross-default provision which would be triggered if Alliant Energy or any of its domestic subsidiaries defaults on debt (other than nonrecourse debt) totaling $100 million or more. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, if any order for relief is entered under bankruptcy laws with respect to AEF or Alliant Energy, then any outstanding obligations under the Credit Agreement would be immediately due and payable.
The description of the Credit Agreement set forth above is not complete and is qualified in its entirety by reference to the Credit Agreement filed herewith as Exhibit 10.1, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off‑Balance Sheet Arrangement of a Registrant.
The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8‑K is incorporated by reference into this Item 2.03 of this Current Report on Form 8‑K.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

(10.1)	Term Loan Credit Agreement, dated as of October 7, 2016, among Alliant Energy Finance, LLC, Alliant Energy Corporation, JPMorgan Chase Bank, N.A. and the lender parties set forth therein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Alliant Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION

Date: October 7, 2016	By:/s/ Thomas L. Hanson
Thomas L. Hanson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Term Loan Credit Agreement, dated as of October 7, 2016, among Alliant Energy Finance, LLC, Alliant Energy Corporation, JPMorgan Chase Bank, N.A. and the lender parties set forth therein